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                                                                    EXHIBIT 99.1

TO:        ELITE LOGISTICS, INC BOARD OF DIRECTORS

FROM:      RUSSELL NAISBITT

SUBJECT:   RESIGNATION AS DIRECTOR

DATE:      07/18/02

CC:

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Dear colleagues,

This letter is to inform you of my resignation from Elite's board of directors, effective as of noon today.

I have appreciated the opportunity to serve Elite and I wish the Company every success facing the challenges for the future. I have every confidence that the board, executive management team, and employees will meet those challenges with confidence and vigor.

As I stated in submitting my resignation as Treasurer and Chief Financial Officer on 11th June, I am currently seeking to terminate existing time commitments to clear the decks for a new project I am working on. I will still be available for some minimal consulting, if required to ensure a smooth transition, for up to 20 hours through the month of July.

As regards the vacant Treasurer and Chief Financial Officer position, I recommend to the Directors that they appoint Mrs. DeEtte Rhone in my stead, if she is willing. She has proven her ability to command the intricacies of the preparation of financial reports and SEC filings.

Best regards,
Russell A. Naisbitt